Exhibit 10.18
                                                                 -------------

                         DEFERRED COMPENSATION AGREEMENT
                         -------------------------------

                     THIS DEFERRED COMPENSATION AGREEMENT, (the "Agreement") is made and entered into on December 29, 2000 by and between LEUCADIA NATIONAL CORPORATION, a New York corporation (the "Company"), and Mark Hornstein, (the "Executive"), collectively the parties ("Parties").

                                   WITNESSETH:

                     WHEREAS, Executive is employed by the Company as Vice President; and

                     WHEREAS, in connection with the provision of services to the Company in his capacity as Vice President the Executive desires to defer the receipt of certain compensation from the Company to which in the future he may become entitled, and the Company agrees to do so, in accordance with the terms and provisions herein contained;

                     NOW, THEREFORE, in consideration of the premises and the mutual convenants and agreements herein contained, the Parties hereby agree as follows:

                     1. Deferral of Payments.

                     The Company shall defer the payment of 50% of bonus compensation that may be awarded to the Executive by the Company from and after the date of this Agreement through the end of calendar year 2001. The Executive acknowledges that the Company is under no obligation to award any bonus to the Executive and that the award of any bonus, as well as the amount of any bonus that may be awarded, remains fully discretionary with the Company.

                     Each deferred payment shall accrue interest (on the basis of a 360-day year), compounded annually, from the first day of the month immediately following the date on which payment otherwise would have been made if no deferral had existed (the "First New Month Date") until the date of actual payment, at a rate of interest equal to the 1-year Treasury bill rate in effect at each First New Month Date, and the rate of interest shall be reset on the first day of each subsequent quarter. For purposes hereof, the quarters shall begin January 1, April 1, July 1, and October 1.

                     All amounts deferred pursuant to this Agreement, including interest, shall be paid to the Executive in two equal installments in January 2005 and January 2006. Notwithstanding the preceding sentence, to the extent that the aggregate deferred payments hereunder (including interest) exceed the maximum annual amount deductible as compensation by the Company under applicable U.S. federal tax laws, the Company may make such payments in two or more installments in different taxable years to permit the Company to obtain the maximum annual deduction available.



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                     The rights of the Executive to the payment of the amounts
pursuant to this Agreement shall be no greater than the rights of an unsecured general creditor of the Company and may not be assigned, pledged or otherwise transferred by him during his lifetime to any person, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar proceeding. By written notice delivered to the Company, the Executive may designate (or change a prior designation of) one or more beneficiaries (or his estate) to receive payment hereunder in the event of his death.

                     2. Withholding.

                     The Executive acknowledges and agrees that the Company shall be entitled to withhold from his compensation all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Executive pursuant to this Agreement or otherwise. The Executive further agrees to indemnify the Company and hold it harmless from and against any and all taxes (and penalties thereon) and interest with respect thereto arising out of the Executive's failure to pay fully his tax liability on such deferred payment pursuant to any present or future law, regulation or ordinance of the United States of America or any state, city or municipality therein.

                     3. Governing Law.

                     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                     4. Entire Agreement.

                     This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the Parties hereto with respect to such subject matter. This Agreement may not be modified in any manner, except by a written instrument signed by both the Company and the Executive.

                     5. Notices.

                     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company:                      Leucadia National Corporation
                                        315 Park Avenue South
                                        New York, NY 10010
                                        Attn: Chief Financial Officer


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
with a copy to:                         Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, New York 10153
                                        Attention:  Stephen E. Jacobs

If to Executive:                        Mark Hornstein
                                        25 Sutton Place South
                                        New York, New York 10022



                     or to such other addresses as either the Company or the Executive may from time to time specify to the other.

                     6. Notice of Termination; Applicability of Agreement.

                     Amounts deferred pursuant to this Agreement shall be paid to the Executive only as provided herein. At any time, by notice in writing from the Executive to the Company, the Executive may terminate this Agreement whereupon any compensation earned by the Executive subsequent to such notification shall not be subject to the provisions hereof. Amounts earned prior to any such notification shall remain subject to the terms hereof even after such termination.

                     7. Benefit; Binding Effect.

                     This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

                     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                          LEUCADIA NATIONAL CORPORATION

                                          By: /s/ JOSEPH A. ORLANDO
                                              ---------------------------------
                                              JOSEPH A. ORLANDO



                                              /s/ MARK HORNSTEIN
                                              ---------------------------------
                                              MARK HORNSTEIN


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